As filed with the Securities and Exchange Commission on
                    December 7, 1998.
                                Registration No. 333-_____


                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                        ___________________

                              FORM S-8
                      REGISTRATION STATEMENT
                               UNDER
                     THE SECURITIES ACT OF 1933
                        ___________________

                  New Century Financial Corporation
        (Exact name of registrant as specified in its charter)
                        ___________________

            Delaware                               33-0683629
 (State or other jurisdiction of                (I.R.S. Employer
 incorporation or organization)                Identification No.)
                        ___________________

                   18400 Von Karman Avenue, Suite 1000
                        Irvine, California 92612
                            (949) 440-7030
              (Address of principal executive offices)
                          ___________________

      New Century Financial Corporation Deferred Compensation Plan
                       (Full title of the plan)
                          ___________________

                             Brad A. Morrice
                  Vice Chairman, President and Secretary
                     New Century Financial Corporation
                    18400 Von Karman Avenue, Suite 1000
                         Irvine, California 92612
                  (Name and address of agent for service)

               Telephone number, including area code, of agent
                       for service: (949) 440-7030
                            ___________________

                     CALCULATION  OF REGISTRATION  FEE


                              Proposed    Proposed
                              maximum     maximum
Title of          Amount      offering    aggregate     Amount of
securities        to be       price       offering      registration
to be registered  registered  per unit    price         fee
Deferred
Compensation     $5,000,000   100%       $5,000,000(2)  $1,390
Obligations(1)
(1)   The Deferred Compensation Obligations being      registered are
general unsecured obligations of New Century      Financial Corporation
(the "Company") to pay deferred
      compensation in the future to participating members of a
      select group of management or highly compensated employees in accordance with the terms of the New Century Financial
      Corporation Deferred Compensation Plan (the "Plan").

(2) Estimated solely for purposes of determining the registration fee.
      The Exhibit Index for this Registration Statement is on page 9.

                             PART I
                   INFORMATION REQUIRED IN THE
                    SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                             PART II

                   INFORMATION REQUIRED IN THE
                     REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

     The following documents of the Company filed with the Commission are incorporated herein by reference:

     (a)  The Company's Annual Report on Form 10-K for the
          Company's fiscal year ended December 31, 1997;

     (b) The Company's Quarterly Reports on Forms 10-Q for the quarterly periods ended March 31, 1998, June 30, 1998, and September 30, 1998; and

     (c)  The Company's Current Report on Form 8-K dated January
          12, 1998.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

     The Plan provides a select group of management or highly compensated employees (the "Eligible Employees") of the Company and certain of its affiliates with the opportunity to defer the receipt of certain pre-tax cash compensation. The obligations of the Company under the Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Employees (the "Participants") in accordance with the terms of the Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in United States dollars.

     Each Participant may elect to defer under the Plan a portion of his or her cash compensation that may otherwise be payable in a calendar year. A Participant's compensation deferrals are credited to the Participant's bookkeeping account ("Account") maintained under the Plan. Each Participant's Account is credited on a periodic basis with a deemed rate of earnings.

     With certain exceptions, Deferred Compensation Obligations will be paid after: (i) the Participant's retirement from the Company, or if later and elected by the Participant, the Participant's attainment of age 65; or (ii) the year specified by the Participant (an "In-Service Distribution"); as elected by the Participant at the time of the deferral. The Company may, however, pay Deferred Compensation Obligations in the year following a participant's termination of employment with the Company (for reasons other than retirement) or in connection with the termination of the Plan. Participants may generally elect that payments be made in a lump sum or installments, although the Company may mandate payment in the form of a lump sum in certain circumstances.

     No amount payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan shall be void.

     The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants, except that Participants may withdraw all or a portion of the value of their Plan accounts under certain specified circumstances. However, the Company reserves the right to amend or terminate the Plan at any time.

     The total amount of the Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their compensation. The duration of the Plan is indefinite (subject to the Company's ability to terminate the Plan). The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.

Item 5.  Interests of Named Experts and Counsel

     The validity of the original issuance of the Deferred Compensation Obligations registered hereby is passed on for the Company by Stergios Theologides. Mr. Theologides is the Vice President and General Counsel of the Company, is compensated as an employee of the Company, is the holder of options to acquire shares of the Company's Common Stock and is expected to be eligible to participate in the Plan.

Item 6.  Indemnification of Directors and Officers

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by applicable law a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the Delaware General Corporation Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except as provided in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

     The Bylaws of the Company provide that the Company will indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Company has entered into agreements with each of the directors and officers of the Company pursuant to which the Company has agreed to indemnify, subject to certain limitations, such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer in or arising out of his capacity as a director, officer, employee and/or agent of the Company or any other corporation of which such person is a director or officer at the request of the Company to the maximum extent provided by applicable law. In addition, such director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

Item 7.  Exemption from Registration Claimed

     Not applicable.

Item 8.  Exhibits

     See the attached Exhibit Index on page 9.

Item 9.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                       (i)  To include any prospectus required by
          Section 10(a)(3) of the Securities Act;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and
    (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on December 4, 1998.

                           By: /s/ Brad A. Morrice
                              Brad A. Morrice
                              Vice Chairman, President and
                              Secretary

                        POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Robert K. Cole and Brad A. Morrice, or each of them individually, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature               Title                    Date

/s/ Robert K. Cole      Chairman, Chief          December 4, 1998
Robert K. Cole          Executive Officer and
Director (Principal                        Executive Officer)

/s/ Brad A. Morrice     Vice Chairman,           December 4, 1998Brad A.
Morrice         Secretary
                        and Director
/s/ Edward F. Gotschall Vice Chairman, Chief     December 4, 1998Edward F.
Gotschall     Financial Officer and
                        Director (Principal
                        Financial and
                        Accounting Officer)

/s/ Steven G. Holder    Vice Chairman, Chief    December 4, 1998
Steven G. Holder        Operating Officer -
                        Lending Operation and
                        Director

/s/ John C. Bentley     Director                December 4, 1998
John C. Bentley

/s/ Sherman I. Chu      Director                December 4, 1998
Sherman I. Chu

/s/ Martin F. Ryan      Director                December 4, 1998
Martin F. Ryan

                        Director
Michael M. Sachs

                        Director
Fredric Forster

                        Director
Francis J. Partel, Jr.

                        EXHIBIT INDEX
Exhibit
Number               Description of Exhibit

4.        New Century Financial Corporation Deferred
          Compensation Plan.

5.        Opinion of Company Counsel (opinion re legality).

23.1 Consent of KPMG Peat Marwick LLP (consent of independent auditors).

23.2      Consent of Counsel (included in Exhibit 5).

24.       Power of Attorney (included in this
          Registration Statement under "Signatures").